EXHIBIT 99.1

FOR:              AMREP Corporation
                       300 Alexander Park, Suite 204
                       Princeton, New Jersey 08540

CONTACT:   Peter M. Pizza
                       Vice President and Chief Financial Officer
                       (609) 716-8210

AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Princeton, New Jersey, December 9, 2010 - AMREP Corporation (NYSE:AXR) today reported  net income of $731,000, or $0.12 per share, for its fiscal 2011 second quarter ended October 31, 2010 compared to a net loss of $985,000, or $0.16 per share, for its fiscal 2010 second quarter ended October 31, 2009.  For the first six months of fiscal 2011, the Company had net income of $233,000, or $0.04 per share, compared to a net loss of $2,041,000, or $0.34 per share, for the same period of fiscal 2010.  Revenues were $25,816,000 and $50,903,000 for the second quarter and first six months of 2011 versus $32,333,000 and $64,790,000 for the same periods last year.

Revenues from land sales at the Company’s AMREP Southwest subsidiary were $489,000 and $1,313,000 for the three and six month periods ended October 31, 2010 compared to $1,670,000 and $3,155,000 for the same periods of the prior year. Results for all periods were substantially lower than the Company has historically experienced in its principal market of Rio Rancho, New Mexico, due to a prolonged severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas.  The Company believes that this decline reflects the persistently weak national and local New Mexico economies due to high unemployment levels, low consumer confidence, reduced credit availability and weak consumer spending, among other factors.  The average gross profit percentage on land sales was 15% and 38% for the second quarter and first six months of 2011 compared to 40% and 48% for the same periods in 2010, with the variance being attributable to a change in the mix of areas from which undeveloped lots were sold in each period and the disproportionate effect of indirect costs on the lower revenue base in fiscal 2011.  As a result of these and other factors, revenues and related gross profits from land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from Media Services operations, which principally include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services operations conducted by its Kable Media Services subsidiary, decreased from $30,625,000 and $61,393,000 for the second quarter and first six months of fiscal 2010 to $25,293,000 and $49,529,000 for the same periods in fiscal 2011.  Magazine publishers, who are the principal customers of these operations, have continued to suffer from low advertising revenues and reduced subscription and newsstand sales, which has caused certain publishers to close magazine titles or seek more favorable terms from Palm Coast and Kable and their competitors.  As a consequence of these factors and customer losses, revenues from Subscription Fulfillment Services operations decreased from $24,230,000 and $49,357,000 for the second quarter and first six months of 2010 to $19,572,000 and $38,423,000 for the same periods of 2011, while revenues from Newsstand Distribution Services operations decreased from $3,595,000 and $6,800,000 for the second quarter and first six months of 2010 to $2,886,000 and $6,000,000 for the same periods of 2011 as a result of lower magazine distribution volumes and reduced sales percentages.  Revenues from Kable’s Product Services and Other business segment increased from $2,799,000 in the second quarter of 2010 to $2,835,000 in the same period of 2011, and decreased from $5,235,000 for the first six months of 2010 to $5,105,000 for the same period of 2011. Operating expenses for all Media Services businesses decreased by $6,775,000 and $14,055,000 for the second quarter and first six months of 2011 compared to the same periods in 2010, primarily due to lower payroll and benefits and other variable costs associated with the decreased revenues as well as from efficiencies achieved in the Company’s consolidation of  its Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida, which was substantially completed as of October 31, 2010.

AMREP Southwest has a loan agreement with a bank that matures on December 16, 2010.  AMREP Southwest is in discussions with the bank regarding renewal of this arrangement, but there can be no assurance that this facility can be renewed on acceptable terms.  If AMREP Southwest is unable to renew this facility, it would not have sufficient funds to satisfy its obligation to the bank, and the Company would be forced to seek either replacement financing or other sources of capital, such as by selling assets or issuing equity, which replacement financing or other sources of capital might not be available on acceptable terms.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico, and its Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others.

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Attachment 1
AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended October 31,
	2010	2009

Revenues	$25,816,000	$32,333,000

Net income (loss)	$731,000	$(985,000)

Earnings (loss) per share – Basic and Diluted	$0.12	$(0.16)

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Six Months Ended October 31,
	2010	2009

Revenues	$50,903,000	$64,790,000

Net income (loss)	$233,000	$(2,041,000)

Earnings (loss) per share – Basic and Diluted	$0.04	$(0.34)

Weighted average number of common shares outstanding	5,996,000	5,996,000

Attachment 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2010			2009
	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)
Three months ended October 31:
Developed
Residential	1.4	$429	$306	2.4	$775	$323
Commercial	-	35	-	1.7	895	526
Total Developed	1.4	464	306	4.1	1,670	407
Undeveloped	0.8	25	31	-	-	-
Total	2.2	$489	$222	4.1	$1,670	$407
Six months Ended October 31:
Developed
Residential	2.4	$806	$336	5.2	$1,445	$278
Commercial	-	35	-	1.7	895	526
Total Developed	2.4	841	336	6.9	2,340	339
Undeveloped	11.7	472	40	26.0	815	31
Total	14.1	$1,313	$91	32.9	$3,155	$96

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.